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Exhibit 10.6

ABINGTON BANK

BOARD OF TRUSTEES RETIREMENT PLAN

ABINGTON BANK

BOARD OF TRUSTEES

RETIREMENT PLAN

        The Abington Bank Board of Trustees Retirement Plan which was approved and adopted as of January 8, 1992, and amended as of January 10, 1996 and February 20, 2002, is hereby amended and restated as of October 16, 2002.

W I T N E S S E T H

        WHEREAS, the Board of Trustees of Abington Bank has previously determined that establishment of a retirement plan to reward those persons who serve as trustees of Abington Bank by providing compensation upon their retirement from the Board of Trustees is in the best interest of Abington Bank, its customers and the communities which it serves; and

        WHEREAS, the Board of Trustees of Abington Bank has previously established a retirement plan for trustees, and the Chief Executive Officer of Abington Bank has previously agreed to administer the Plan.

        NOW, THEREFORE, intending to be legally bound, the Board of Trustees and the Chief Executive Officer agree as follows:

        I. Disclaimer

        This is a non-qualified pension plan created at the discretion of the Board of Trustees for the benefit of Trustees of Abington Bank. The benefits established under this Plan may be modified or terminated by the Board at which time the balance of the Trust Fund, if any, will be retained by Abington Bank.

  II.
  Definitions

        Administrator—the person designated by the Board of Trustees to administer the Plan on behalf of the Board of Trustees, who shall be the Chief Executive Officer of the Bank.

        Board of Trustees—collectively, those individuals elected to serve as Trustees of the Bank and any successor board which shall maintain this Plan.

        Trustee—an individual elected to serve as a Trustee of the Bank and any successor.

        Fiduciary—any person who exercises any discretionary authority or discretionary control respecting management of the Plan or disposition of its assets or has any discretionary authority or discretionary responsibility in the administration of the Plan, including, but not limited to the Administrator.

        Plan—this instrument including all amendments thereto.

        Trust Fund—the assets of the Plan as the same shall exist from time to time.

  III.
  ELIGIBILITY

        A Trustee is not eligible for any benefits under this Plan until the Trustee retires from the Board after reaching age seventy-five and completing his or her term as a Trustee, except as set forth below. There is no minimum years of service required to participate in the Plan. There are no benefits under this Plan for a Trustee who retires or leaves, voluntarily or involuntarily, before age seventy-five and completing his or her term as a Trustee; provided, however, in the event a Trustee dies while serving as a Trustee, he or she shall be deemed to have satisfied the service requirement to age seventy-five and shall be entitled to the benefit provided for in Section IV of the Plan.

  IV.
  AMOUNT OF RETIREMENT BENEFIT

        After retiring from the Board, an annual benefit equal to seventy-five percent (75%) of the trustee fee paid in the year of retirement (on an annualized basis) shall be payable for a period of ten

(10) years (i.e., ten years continuous). The Bank shall pay the annual benefit in equal semi-annual installments. In the event a Trustee dies prior to receiving twenty (20) semi-annual installment payments, the Trustee's designated beneficiary(ies), or the Trustee's estate in the event there is no surviving beneficiary, shall be entitled to receive the remaining semi-annual installment payments until the Trustee and such beneficiary(ies) or estate have received a total of twenty (20) semi-annual installment payments. If a Trustee dies while serving as a member of the Board of Trustees, the Trustee's designated beneficiary(ies), or the Trustee's estate in the event there is no surviving beneficiary, shall be entitled to receive the present value of the Trustee's accrued retirement benefit at the date of death, payable as a lump sum.

  V.
  FINANCING THE PLAN

        The Board of Trustees shall fund the Trust Fund, at its discretion, by annual deposits of Seven Thousand Five Hundred ($7,500.00) Dollars in an interest-bearing account or such other investment as the Executive Committee of the Bank, in its sole discretion, deems appropriate. Members of the Board of Trustees shall have no vested interest in the Trust Fund.

  VI.
  POWERS AND RESPONSIBILITIES OF THE ADMINISTRATOR

        The Administrator shall serve at the discretion of the Board of Trustees.

        The primary responsibility of the Administrator is to administer the Plan and Trust for the exclusive benefit of the Trustees in accordance with this Plan. The Administrator may establish procedures, correct any defect, and supply any information as shall be deemed necessary or advisable to carry our the purpose of this Plan.

        The Administrator shall be charged with the duties of the general administration of the Plan, including, but not limited to, the following:

  (a)
  to determine all questions relating to the benefits payable to the Trustees;

  (b)
  to compute and distribute the amount of benefits to which any Trustee shall be entitled hereunder;

  (c)
  to maintain all necessary records for the administration of the Plan;

  (d)
  to consult with the Board of Trustees regarding the short and long-term liquidity of the Plan;

  (e)
  to pay all expenses of administration of the Plan out of the Trust Fund upon approval of the Executive Committee of the Bank; and

  (f)
  upon termination of this Plan, to distribute any principal and interest accumulated in the Trust Fund to the Bank.

  VIII.
  RIGHTS OF TRUSTEES UNDER THE PLAN

        The rights of a Trustee or a Trustee's beneficiary(ies) to benefits under this Plan shall be solely those of an unsecured creditor of the Bank. The assets of the Trust Fund shall not be deemed to be held for the benefit of a Trustee or a Trustee's beneficiary(ies) or to be security for the performance of the Bank's obligations pursuant hereto, but shall be and remain a general asset of the Bank.

        IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.

Signed, sealed and delivered in the presence of:
BOARD OF TRUSTEES
/s/ FRANK KOVALCHECK	By:	/s/ BARON ROWLAND Vice Chairman
ADMINISTRATOR
/s/ FRANK KOVALCHECK	By:	/s/ ROBERT W. WHITE Chief Executive Officer

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ABINGTON BANK BOARD OF TRUSTEES RETIREMENT PLAN
ABINGTON BANK BOARD OF TRUSTEES RETIREMENT PLAN